EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Amends Credit Agreement

Facility extended four years, increased to $30 million

PHOENIX, March 28, 2013 - Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today announced that it has enhanced its long-term capital position by amending its existing credit agreement to extend the term and increase the capacity, while providing more favorable terms with its lending bank, U.S. Bank.

Inventure Foods has entered into an amended revolving credit facility, which sets a maximum available credit limit of $30.0 million for the full term. This line of credit was increased from $25.0 million to $30.0 million, maturing in March 2018. The amended agreement also provides for an incremental $5.0 million line of credit for capital expenditures during fiscal 2013. In addition to the amended credit agreement, the Company has also secured an $8.5 million equipment term loan with U.S. Bank. This equipment term loan is collateralized by equipment at all three of the manufacturing facilities and also matures in March 2020.

The amended agreement provides financing at a lower variable interest rate that is tied to standard benchmark rates, and revises certain debt covenants to provide additional operating flexibility.

“This increase in total borrowing capability allows us to continue our focus on accelerating growth and enhancing our long-term visibility,” said Steve Weinberger, Chief Financial Officer of Inventure Foods, Inc. “We are extremely pleased with the amended U.S. Bank agreement and the partnership we have been able to cultivate.”

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee™, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

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Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200